Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Investment Company Act File No. 811-23079) on Form N-2 to be filed on April 27, 2017 for ABS Long/Short Strategies Fund (the Fund) of our report dated June 28, 2016, relating to our audit of the financial statements and financial highlights, which appear in the Fund’s April 30, 2016 Annual Report to Shareholders. We also consent to use in this Registration Statement of our reports dated June 25, 2014, June 24, 2015 and June 24, 2016 relating to our audits of the financial statements of ABS (3)(c)(1) LP for the years ended December 31, 2013, December 31, 2014 and December 31, 2015, respectively.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Prospectuses and Statement of Additional Information. On October 26, 2015 we changed the name of our firm from McGladrey LLP to RSM US LLP.

/s/ RSM US LLP

Boston, Massachusetts
April 26, 2017